Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Alumis Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Alumis Inc. and ACELYRIN, Inc., which is part of the Registration Statement, of our written opinion, dated February 6, 2025, appearing as Annex D to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Alumis’ Financial Advisor”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger Agreement—Representations and Warranties”, “The Merger—Background of the Merger”, “The Merger—Alumis’ Reasons for the Merger; Recommendation of the Alumis Board,” “The Merger—Alumis Management Unaudited Prospective Financial Information” and “The Merger—Opinion of Alumis’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Frank F. Tang
Name:	Frank F. Tang
Title:	Managing Director

March 27, 2025